Exhibit 10.3

Corporate Human Resources Procedures and Guidelines

Severance Policy – Chief Executive Officer and Direct Reports

I.	Purpose

This Policy provides an eligible Executive with financial support in the event that his employment is terminated under circumstances entitling the eligible Executive to severance pay and benefits, as provided in this Policy.

II.	Implementation Date

This Policy is effective for terminations of employment that are announced on or after the date AbitibiBowater emerges form creditor protection (the “Emergence Date”).

III.	Eligible Employees

This Policy applies to the Chief Executive Officer and his direct reports in Job Grades 43 and above, determined at the time the termination is announced (“Eligible Executive”). An employee who is not a direct report of the Chief Executive Officer at the time his termination is announced is not covered by this Policy.

IV.	Eligible Terminations

Except for the terminations noted below, severance pay and benefits under this Policy will be payable to an Eligible Executive for a Company-triggered termination or if an Eligible Executive voluntarily terminates his employment with the Company for “good reason” within 12 months after a “change in control” of the Company. Refer to the attached Appendix for a definition of “change in control” and “good reason.” An Eligible Executive covered by U.S. Section 409A must be required to provide written notice to the Company of the existence of the condition constituting good reason within a period not to exceed 90 days of the initial existence of the condition. Upon the Eligible Executive’s written notice, the Company will have a period of 30 days during which it may remedy the condition and not be required to pay the severance amount.

Terminations under the following circumstances are not eligible for severance pay and benefits under this Policy:

(1)	Company-triggered terminations for just cause, as determined by the Company in its sole discretion;

(2)	Company-triggered terminations where the Executive leaves employment with the Company before a date authorized by the Company; or

(3)	Any voluntary termination (other than a termination for good reason within 12 months after a change in control).

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

V.	Administrative Procedure for Granting Severance

If the employment of an Eligible Executive other than the Executive Vice-President of Human Resources is being terminated, the Chairman of the Board or Chief Executive Officer and the Executive Vice-President of Human Resources must approve the termination before any announcement of the termination can be made. In the case of a termination of employment of the Executive Vice-President of Human Resources, the Chairman of the Board and the Chief Executive Officer must approve the termination before any announcement of the termination can be made.

Eligible Executives will be informed of the decision to terminate their employment, in a face to face meeting, with their superior (or Chairman of the Board in the case of the Chief Executive Officer) and a senior Human Resources professional, and will be given a standard letter setting out the terms and conditions of the severance package.

VI.	Amount of Severance Pay

Eligible Executives will be entitled to severance pay calculated as described below. The severance package will comply with all obligations of notice, termination and severance pay under applicable legislation and any common law (Civil Code in Quebec), and entitlements to pay in lieu of reasonable notice. Subject to the minimums and maximums below, severance pay will be based on the following criteria:

(a)	Eligible Executives will receive six (6) weeks of “eligible pay” per year of continuous service (including service before the Company’s emergence from creditor protection), subject to the following:

(1)	The minimum severance amount will be 52 weeks of eligible pay.

(2)	The maximum severance amount will be 104 weeks of eligible pay.

(3)	Eligible Executive’s with partial years of service will receive a prorated number of weeks of eligible pay for completed months of service.

(b)	“Eligible pay” means annual base pay as in effect at the termination of employment date and the average of the Eligible Executive’s last two (2) bonuses paid. For the avoidance of doubt, because no bonuses were paid for the 2008 and 2009 performance years and given the creditor protection proceedings, these two years are disregarded when determining the last two (2) bonuses paid. Further, if the bonuses paid under an annual incentive plan for the 2007 performance year and/or the 2010 STIP is included, such bonus amount will be annualized. In any case, the bonus amount used to determine eligible pay is subject to a maximum of 125% of the target bonus (expressed in dollars) for the year in which the termination occurs.

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

VII.	Payment of Severance and Waiver and Release

As a condition to the receipt of severance pay and benefits under this Policy, a terminating Executive must execute and not revoke a Waiver and Release Agreement in a form acceptable to the Company. For Canadian Eligible Executives, only severance pay amounts that exceed statutory requirements are conditioned on execution of a Waiver and Release Agreement that is not later revoked. The period for considering the Waiver and Release Agreement and related period of revocation will be provided in the notice of termination.

(a)	U.S. Eligible Executives

Severance pay for Eligible Executives subject to U.S. Code Section 409A will be paid in the form of a lump sum payment as soon as practicable after an Eligible Executive signs the Waiver and Release Agreement and the seven (7) day period for revoking the Agreement expires, but in no event later than 45 days following the end of the year in which the Executive is terminated. The Eligible Executive will be given up to 45 days, as the Company determines, from the date of termination to review and consider the Waiver and Release Agreement.

(b)	Canadian Eligible Executives

Severance pay for Eligible Executives subject to Canadian tax will be paid in the form of a lump sum payment, provided that in Ontario, the first eight (8) weeks of severance will be paid in the form of salary continuance, with full benefits and pension coverage, both subject to usual cost sharing arrangements.

The Company may, at its entire discretion, offer Executives to elect to receive their severance pay in periodic payments as salary continuance. In such cases, the salary continuation period will be equal to the Executive’s severance pay expressed in weeks. If an Executive is offered and elects the salary continuance option and then dies during the salary continuance period, the balance of the remaining payments will be paid to the estate in a lump sum payment.

For the avoidance of doubt, there will be no compounding effect between the statutory requirements and the severance pay offered by the Company.

VIII.	Restrictive Covenants

As a condition to receiving severance pay and benefits under this Policy, the Eligible Executive must execute a Non-Compete Agreement in a form acceptable to the Company.

IX.	Confidential Information

Severed Executives need to observe at all times the rules governing the protection of the Company’s confidential information, before, on and after their termination of employment date. Payment of severance pay and the availability of related benefits will cease if an Eligible

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

Executive discloses or improperly uses such confidential information. The Company will be entitled to seek recovery of any prior severance pay previously made to the Eligible Executive and/or seek any equitable relief.

X.	Current Year Bonus

Eligibility for a bonus for the year in which the Eligible Executive’s employment terminates and for the prior year (in the event of termination after the performance year and before payment) will be governed by the provisions of the applicable incentive plan. If any bonus (or portion thereof) is to be paid, the amount cannot be paid as salary continuance.

XI.	Equity-based Compensation

If the Eligible Executive has formerly received equity-based compensation awards, the Executive Vice President of Human Resources (or the Chief Executive Officer in the event of termination of the Executive Vice President of Human Resources) must provide notice of such Executive’s termination date to the Compensation Manager based at Company headquarters, so that the third party administrator of the Company equity-based compensation plans can be advised on a timely basis. All provisions of equity-based compensation plans will apply and are treated separately from any severance packages.

XII.	Vacation Credits

Any earned but unused vacation time will be paid in a lump sum shortly after the termination of employment date by the Eligible Executive. Current vacation time cannot be taken after the last worked day by the Eligible Executive and no further vacation pay will accrue after the termination of employment date, or during any notice or salary continuation periods.

XIII.	Career Transition Counseling

The Company will make available career transition and outplacement counseling through an outside firm chosen by the Company. All severed Executives who receive severance pay should be encouraged to take advantage of these services in timely manner.

Although the Executive has the choice whether to participate in the career transition and outplacement counseling program, an Executive who refuses to participate eliminates his right to any Company provided benefit related to career transition and outplacement counseling. In such cases, the Executive should also be reminded about his legal obligation to mitigate any income loss arising from the termination of employment.

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

XIV.	Additional Provisions Applicable to Employees in Canada

(a)	Executive Benefits and Pension Plan

If severance is paid in a lump sum, all benefits, including pension accruals (defined benefit or defined contribution) cease on the termination of employment date, unless otherwise provided in the relevant plan. If severance is paid as salary continuance, subject to usual cost-sharing arrangements, participation in group life insurance, medical, dental and pension plans, with the exception of disability plans, will continue in effect. In this circumstance, coverage will continue until the earliest of:

(1)	the last day of the calendar month in which the salary continuance ends;

(2)	if the former Executive is hired by another employer, the date the former Executive becomes eligible for group insurance coverage under the new employer’s plan; or

(3)	the Executive’s date of retirement.

Short- and long-term disability plans cease on the last day the Eligible Executive was actively at work.

(b)	Possible Extension of Salary Continuance for Some Executives Close to Early Retirement Age

Canadian Executives whose age is between 53 and 55 on their last day worked may be granted a longer salary continuation period if such extension would be necessary for them to be able to leave the Company on the first of the month coinciding with or immediately following their 55th birthday. In such case, the amount per regular pay period would be reduced so that the severance cost to the Company remains the same.

Subject to usual cost sharing arrangements, group life insurance, medical, dental and pension plans, with the exception of disability plans (and Emergency Medical Care outside of Canada), will continue to apply during the extended salary continuation period.

(c)	Retiring Allowance

For severed Canadian Executives hired before 1996, subject to a maximum defined by tax rules, Revenue Canada allows a tax-deferred transfer of a portion of the severance pay to one’s registered retirement savings plan as a “Retiring Allowance.” Canadian Executives having selected the salary continuance option may also take advantage of this tax opportunity by shortening the length of the salary continuance period by the number of weeks equal to the amount they wish to so transfer. A severed Canadian Executive wanting to take advantage of this possibility must submit the relevant tax form before any direct transfer being made to the financial institution holding his registered retirement savings plan account.

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

XV.	Additional Provisions Applicable to U.S. Executives

(a)	Medical and Dental Coverage

Upon termination of employment, an Eligible Executive’s medical and dental benefits, if any, will cease as of the last day of the calendar month in which the termination occurs (the “Benefit Termination Date”), unless the governing plan documents provide otherwise. The Eligible Executive will be entitled to continue his medical and dental coverage after the Benefit Termination Date as required by U.S. law under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Eligible Executives who elect to continue coverage through COBRA will be obligated to pay the full cost of the coverage, plus a two percent (2%) administrative charge.

(b)	Other Company Benefits

All other Company benefits for an Eligible Executive (including, but not limited to, 401(k), bonus, life insurance, disability coverage, etc.) will cease as of an Executive’s termination of employment date, unless the governing plan documents provide otherwise. All pay and other benefits (except benefits under this Policy) under any such plan, policy or arrangement of the Company that is payable on account of the Executive’s termination of employment will be paid according to the terms of those established policies, plans and arrangements. Severance pay under this Policy will not be considered in the calculation of retirement plan benefits under any Company plan.

XVI.	Return of Equipment, Materials

All materials and Company property including, but not limited to, computers and peripherals, records, files, telephone calling cards, building or parking access passes, cellular phones, personal digital assistants (PDAs) and Company credit cards must be returned upon termination of employment. Employee data, strategic plans, financial information, customer lists or data, trademarks, patents and the like are Company property and must also be returned and must remain strictly confidential. Any questions about what other information is considered confidential should be addressed by the severed Executive to the Executive’s superior and/or the Legal Department.

XVII.	Policy Deviations/Amendment/Termination/No Vesting

The Board of Directors may approve deviations from this policy upon recommendation of the Human Resources and Compensation/Nominating and Governance Committee of the Board.

Eligible Executives do not have any vested right to severance pay and other related benefits, and the Company reserves the right in its sole discretion to amend or terminate this Policy at any time, in a writing signed by the Human Resources and Compensation/Nominating and Governance Committee of the Board of Directors.

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

Notwithstanding anything herein to the contrary, for a period of two years from the Emergence Date, the Company may not reduce the protection offered pursuant to this Policy for the Chief Executive Officer, or executive officers who are his direct reports, as of the Emergence Date.

XVIII.	Unauthorized Representation on Behalf of the Company

Except for cases where a termination of employment has been properly approved and administered in accordance to the Company guidelines, it is strictly forbidden for anyone to make verbal or written representations to future, current or past Executives about possible future severance entitlements. It is also forbidden to set pre-determined levels of severance pay and other related benefits in any conversations or documents related to the hire, transfer or re-assignment of any Eligible Executive, unless formally approved by the Human Resources and Compensation/Nominating and Governance Committee of the Board of Directors.

XIX.	Recovery of Payments

An Eligible Executive will be required to return to the Company any severance and related benefits payment, or portion thereof, made by mistake of fact or law.

XX.	Improper Personal or Professional Conduct

Severed Executives need to display the highest personal and professional standards at all times, prior and after their termination of employment date. Any improper personal or professional conduct such as, without limitation, unlawful behaviour, theft, fraud, misrepresentation, harassment, disparagement, defamation or speaking negatively of the Company, its personnel, its products and services, its customers, its suppliers, and any such conduct shall be sanctioned with the loss or reduction of severance pay and other related benefits.

XXI.	Mandated Payments

Severance pay and other related benefits offered by the Company are the maximum made available in the event of involuntary termination of employment. To the extent that a federal, provincial, state or local law mandates the Company to make a payment to an eligible Executive because of termination of employment or in accordance with a plant/work location closing law, the severance pay and other related benefits under this Policy will be reduced by the amount of such mandated payment(s). Similarly, in the event that a decision from the court of competent jurisdiction would result in a monetary award to a severed Executive, such monetary award would reduce the amount of severance pay under this Policy.

XXII.	Source of Severance Pay

Notwithstanding anything contained hereunder, severance pay comes from the general funds of the Company and is not secured by a trust agreement or any other financial instrument (such as a letter of credit).

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

XXIII.	Applicable Law

This severance Policy will be governed and construed in accordance with the law applicable in the state or province where the severed Executive reported to work on his last worked day, except where pre-empted by federal law.

For Eligible Executives subject to U.S. tax, it is intended that payments and benefits under this Policy be exempt from the provisions of section 409A of the Internal Revenue Code and Treasury regulations or other guidance thereunder. This Policy will be interpreted and administered in a manner consistent with this intent, and, if either party determines that any provision would cause payments and benefits under this Policy to be subject to but fail to comply with U.S. Section 409A, the parties will cooperate in preparing an amendment to comply with U.S. Section 409A (which amendment may be retroactive to the extent permitted under U.S. Section 409A).

The severance compensation provided by under this Policy constitutes an unfunded compensation arrangement for a member of a select group of the Company's management and any exemptions under ERISA, as applicable to such an arrangement, will be applicable to this Policy.

Approved by:

/s/ Richard B. Evans

Richard B. Evans Chair of the of the Board of Directors

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

Appendix

For purposes of the Severance Policy, the following shall apply:

(a)	A change in control means any of the following:

(1)	the acquisition, directly or indirectly and by any means whatsoever, by any Person, or by a group of Persons acting jointly or in concert, of that number of Voting Shares which is equal to or greater than 50% of the total issued and outstanding Voting Shares immediately after such acquisition;

(2)	the election or appointment by any holder of Voting Shares, or by any group of holders of Voting Shares acting jointly or in concert, of a number of members of the Board of Directors of AbitibiBowater Inc. equal to or greater than 50% of the members of the Board of Directors;

(3)	any transaction or series of transactions, whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby assets of AbitibiBowater Inc. or any subsidiary become the property of any other Person (other than a subsidiary of AbitibiBowater Inc.) if such assets which become the property of any other person have a fair market value (net of the fair market value of any then existing liabilities of AbitibiBowater Inc. assumed by such other Person as part of the same transaction) equal to 50% or more of the Market Capitalization of AbitibiBowater Inc. immediately before such transaction; or

(4)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (1), (2) and (3) above.

For purposes of the foregoing definition, the following terms have the following meanings:

(A)	“Market Capitalization of AbitibiBowater Inc.” at any time means the product of (i) the number of outstanding common shares of AbitibiBowater Inc. at that time, and (ii) the average of the closing prices for the common shares of AbitibiBowater Inc. on the principal securities exchange (in terms of volume of trading) on which the common shares of AbitibiBowater Inc. are listed at that time for each of the last 10 business days prior to such time on which the common shares of AbitibiBowater Inc. traded on such securities exchange.

(B)	“Person” shall mean any individual, corporation, partnership, group, association or other “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

Date effective: Emergence Date

Corporate Human Resources Procedures and Guidelines

(C)	“Voting Shares” means any securities of AbitibiBowater Inc. ordinarily carrying the right to vote at elections of directors.

Notwithstanding the foregoing, the following events do not constitute a change in control for purposes of this Policy: the Company’s emergence from creditor protection on the Emergence Date; any and all related corporate restructuring transactions that occur coincident with or following emergence; the change in the Company’s Board of Directors coincident with emergence; any change in shareholders coincident with emergence; and any other transactions coincident with or following emergence provided for in the plan of reorganization and related Canadian plan of arrangement that would otherwise constitute a change in control.

(b)	“Good reason” means any of the following:

(1)	a material adverse change in the Eligible Executive’s status, title, position, duties or responsibilities (including in reporting line relationships) or any removal of the Eligible Executive from or failure to reappoint or reelect the Eligible Executive to any material office or position;

(2)	a material reduction in compensation and benefits, in the aggregate, (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements thereof) to those provided for under the employee compensation and benefit plans, programs and practices in which the Eligible Executive was participating;

(3)	a material reduction of the Executive’s salary; or

(4)	a material change in the geographic location at which the Eligible Executive is to perform services on behalf of the Corporation from the location immediately prior to the Change in Control.

Date effective: Emergence Date
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